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[KPMG LOGO]
                                                                 Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
Calamos Holdings, Inc.:


We consent to the use of our report dated October 8, 2004, with respect to the consolidated statements of financial condition of Calamos Holdings, Inc. (the Company) as of June 30, 2004, December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the six-month period ended June 30, 2004, and for each of the years in the three-year period ended December 31, 2003, incorporated herein and to the reference to our firm under the heading "Experts" in the registration statement of the Company (No. 333-117847) and the related prospectus.


                                    /s/KPMG LLP


Chicago, Illinois
October 27, 2004